 North America Structured Investments  5yr SPX/RTY Uncapped Dual Directional Contingent Buffered Equity Notes  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000  Indices: S&P 500® Index and Russell 2000® Index  Pricing Date: July 26, 2018  Observation Date: July 26, 2023  Maturity Date: July 31, 2023Contingent Minimum Return: At least 32.00%*Contingent Buffer Amount:30.00%  Payment At Maturity: If the Final Value of each Index is greater than or equal to its Initial Value, your payment at maturity  per $1,000 principal amount note will be calculated as follows:$1,000 + ($1,000 × greater of (a) the Contingent Minimum Return and (b) the Lesser Performing  Hypothetical Total Returns**  Lesser Performing  Index Return)  If (i) the Final Value of one Index is greater than or equal to its Initial Value and the Final Value ofthe other Index is less than its Initial Value by up to the Contingent Buffer Amount or (ii) the FinalValue of each Index is less than its Initial Value by up to the Contingent Buffer Amount, your  Lesser Performing Index Return  65.00%  Index Absolute Index Return  N/A  Total Return on the Notes  65.00%  payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 × Absolute Index Return of the Lesser Performing Index)  If the Final Value of either Index is less than its Initial Value by more than the Contingent BufferAmount, your payment at maturity per $1,000 principal amount note will be calculated as follows:  40.00% N/A 40.00%  32.00% N/A 32.00%  30.00% N/A 32.00%  $1,000 + ($1,000 x Lesser Performing Index Return)  20.00%  N/A  32.00%  If the Final Value of either Index is less than its Initial Value by more than the Contingent BufferAmount, you will lose more than 30.00% of your principal amount at maturity and could lose all ofyour principal amount at maturity.  CUSIP: 48129M7L4  10.00% N/A 32.00%  5.00% N/A 32.00%  0.00% N/A 32.00%  Preliminary Pricing  -5.00%  5.00%  5.00%  Supplement:  https://sp.jpmorgan.com/document/cusip/48129M7L4/doctype/Product_Termsheet/document.pdf  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  -10.00%  10.00%  10.00%  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the creditrisk of JPMorgan Chase & Co., as guarantor of the notes.  * The actual Contingent Minimum Return will be provided in the pricing supplement and will not be less than 32.00%.  ** Reflects Contingent Minimum Return equal to the minimum Contingent Minimum Return set forth herein, for illustrative purposes.  The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturityper $1,000 principal amount note to $1,000.  The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would beassociated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown abovewould likely be lower.  -30.00% 30.00% 30.00%  -30.01% N/A -30.01%  -40.00% N/A -40.00%  -60.00% N/A -60.00%  -80.00% N/A -80.00%  -100.00% N/A -100.00%  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  5yr SPX/RTY Uncapped Dual Directional Contingent Buffered Equity Notes  Selected Risks  • Your investment in the notes may result in a loss. The notes do not guarantee any return  of principal.  • Your ability to receive the Contingent Minimum Return may terminate on the Observation  Date.  • Your maximum gain on the notes is limited by the Contingent Buffer Amount if the Lesser  Performing Index Return is negative.  • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial  Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to  maturity will be subject to changes in the market’s view of the creditworthiness ofJPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.  • You are exposed to the risk of decline in the level of each Index.  • Your payment at maturity will be determined by the Lesser Performing Index.  • The benefit provided by the Contingent Buffer Amount may terminate on the Observation  Date.  • No interest payments, dividend payments or voting rights.  • JPMorgan Chase & Co. is currently one of the companies that makes up the S&P 500®  Index.  • The notes are subject to the risks associated with small capitalization stocks.  • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent  operations and has limited assets.  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from  others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to  purchase the notes in the secondary market but is not required to do so. The price, if any, atwhich JPMS will be willing to purchase notes from you in the secondary market, if at all, mayresult in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under  the notes, and making the assumptions used to determine the pricing of the notes and theestimated value of the notes when the terms of the notes are set. It is possible that suchhedging or other trading activities of J.P. Morgan or its affiliates could result in substantialreturns for J.P. Morgan and its affiliates while the value of the notes decline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser  regarding the U.S. federal income tax consequences of an investment in the notes.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and underlying supplement and “Selected Risk Considerations” in theapplicable preliminary pricing supplement for additional information.  Additional Information  SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before youinvest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC formore complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site atwww.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectussupplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to beused, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not berelied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com